EXHIBIT 10.1

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment, dated as of December 28, 2012 (this “Amendment”), made and entered into by and between Dais Analytic Corporation, a New York corporation with its principal executive offices located at 11552 Prosperous Drive, Odessa, Florida 33556 (the “Company”), and Green Valley International Investment Management Company Limited, a company organized in Hong Kong with a US address of 951 Old Country Road, Belmont, CA 94002  (the “Purchaser”) amends the Securities Purchase Agreement, dated as of October 17, 2012 (the “Securities Purchase Agreement”), by and between the Company and the Purchaser. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

WHEREAS, the Company and the Purchaser have determined that it is necessary, desirable and in the best interest of the Company and the Purchaser to amend the Securities Purchase Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the Company and the Purchaser hereby agree as follows:

1. Section 1 is hereby amended and restated in its entirety as follows:

In addition to Shares and Warrants previously purchased from the Company by the Purchaser, purchased for $1,750,000, within one Business Day of the satisfaction of the conditions in Section 6 and Section 7 (other than Section 7(l)) set forth in this Agreement but no later than January 25, 2013 (the “Closing Date”), the Company shall issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company an additional 52,500,000 Shares and Warrants to purchase up to 13,125,000 Warrant Shares for an aggregate purchase price of $5,250,000.

2. Section 4(c) is hereby amended and restated in its entirety as follows:

 (c) Use of Proceeds. The Company shall use $4.0 million of the proceeds from the sale of the Shares to repay the unsecured note and accrued interest to Platinum-Montaur Life Sciences, LLC and for capital expenditures, working capital, and general business purposes. The Company shall use $3.0 million of the proceeds from the sale of the Shares to create and capitalize a wholly owned subsidiary to be organized and located in China (the “Dais China Subsidiary”).

3. Section 4(i) is hereby amended and restated in its entirety as follows:

(i) Nomination of Directors. After the Closing Date, the Purchaser shall have the right to propose two (2) candidates for the Company’s Board of Directors. After such nomination, the Company’s Board of Directors or an appropriate committee of the Board of Directors, acting in good faith within ten Business Days after the later of receiving the written nomination by the Purchaser the nominee’s completed director and officer questionnaire, and the results of a standard background check, shall appoint the Purchaser’s nominee to the Board of Directors; provided that, the Company shall not be obligated to appoint any nominee of Purchaser if (i) the nomination of such nominee would violate rules, regulations or other standards of the SEC or the Company’s Trading Market, or (ii) the nominee is not approved by the Company’s director and officer insurance carrier. Following such appointment, the Company’s Board of Directors or an appropriate committee of the Board of Directors shall include the Purchaser’s nominees on the slate of directors recommended to the Board for nomination for election by the Company’s stockholders at the each annual meeting of the Company’s stockholders; provided that the Purchaser continues to own at least 50% of the Shares it purchased pursuant to this Agreement.

4. Section 8(a)(ii) is hereby amended and restated in its entirety as follows:

(ii) By the Company if any of the conditions set forth in Section 6 shall have become incapable of fulfillment, and shall not have been waived by the Company or if the Closing Date does not occur by January 31, 2013;

5. This Amendment is effective as of the date hereof, and all references to the Securities Purchase Agreement from and after such time will be deemed to be references to the Securities Purchase Agreement as amended hereby.

6. The Securities Purchase Agreement is not otherwise supplemented or amended by virtue of this Amendment, but remains in full force and effect.

7. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

8. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

9. If any term, provision, covenant or restriction of this Amendment or applicable to this Amendment is held by a court of competent jurisdiction or other authority to be invalid, null and void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, further, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

[Signature page follows]

IN WITNESS WHEREOF, the Purchaser and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first above written.

DAIS ANALYTIC CORPORATION

By:	/s/ Timothy N. Tangredi
Name: Timothy N. Tangredi
Title: Chief Executive Officer and President

GREEN VALLEY INTERNATIONAL INVESTMENT MANAGEMENT COMPANY LIMITED

By:	/s/ Fuying Yu
Name: Mr. Fuying Yu
Title: Chairman